Exhibit 99.1

SoundThinking, Inc. Reports Second Quarter 2024 Financial Results

Revenues Increased 22% to a Record $27.0 Million, Driven by New and Existing Customer Growth, and Contributions from CaseBuilder

Company Reaffirms FY 2024 Revenue Guidance Range of $104.0 Million to $106.0 Million, Representing 13% Year-Over-Year Growth at the Midpoint, and FY 2024 Adjusted EBITDA Margin Guidance Range of 18% to 20%

FREMONT, CA – August 6, 2024 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial and Operational Highlights

•
Revenues increased 22% to $27.0 million, compared to $22.1 million for the same quarter of 2023.
•
Gross profit increased 27% to $16.1 million (60% of revenues), compared to $12.7 million (57% of revenues) for the same quarter of 2023.
•
GAAP net loss totaled $0.8 million, compared to GAAP net loss of $2.7 million for the same quarter of 2023.
•
Adjusted EBITDA1 increased over 110% to $5.1 million (19% of revenues), compared to $2.4 million (11% of revenues) for the same quarter of 2023.
•
ShotSpotter went “live” in three new cities and expanded with four current cities, two commercial customers and one university.
•
Increased revenue of approximately $0.5 million of Professional Services associated with CaseBuilder and NYPD Technologic projects due to an acceleration of work into the second quarter.
•
Repurchased 134,150 shares of common stock for approximately $2.0 million as part of a $25 million share repurchase program.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Management Commentary

“Our business continued to display strong momentum and resilience in the second quarter as we see persistent traction across our SafetySmart™ Platform,” said President and CEO Ralph Clark. “In the second quarter, our revenues grew 22% and gross profit increased 27% year-over-year. Our SafetySmart Platform strategy is gaining traction, empowering our law enforcement partners to deliver measurable, efficient and equitable public safety outcomes in their communities. Our flagship ShotSpotter offering went ‘live’ in three new cities, and expanded in four current cities, two commercial customers and one university. In the past quarter, we also booked or went live with over ten new customers for our other SafetySmart™ Platform solutions. We continue to see robust cross-selling momentum, with Newport News adding our CrimeTracer and CaseBuilder solutions to complement their already implemented ShotSpotter and ResourceRouter solutions.

“Our strategic expansion of the SafetySmart platform, coupled with our robust go-to-market approach, underscores the strength of our offerings. This strategy, along with our world-class team and key partnerships, reinforces my confidence in our market position and growth potential. We remain focused on expanding our end-user buying center markets and diversifying our customer and product revenue base while judiciously managing costs. We believe we are well-positioned to capitalize on the substantial growth opportunity ahead.

“Additionally, on July 23, 2024 we announced a strategic partnership to create and launch a new end-to-end vehicle and License Plate Reader (LPR) public safety solution, ‘PlateRanger, Powered by Rekor.’ This collaboration brings together two industry leaders, combining SoundThinking's expertise in acoustic gunshot detection and investigative solutions with Rekor's best-in-class vehicle LPR solutions. PlateRanger is expected to be positioned as a part of the SafetySmart™ platform starting in September 2024, marking SoundThinking's expansion into the growing LPR market.”

Second Quarter 2024 Financial Results

Revenues for the second quarter of 2024 were $27.0 million, compared to $22.1 million for the same quarter of 2023. The increase in revenues was primarily due to new and expanding customer subscriptions, higher and earlier achievement of professional services revenues from our Technologic Solutions group (formerly LEEDS), and contributions from SafePointe, LLC (SafePointe), which was acquired in the third quarter of 2023.

Gross profit for the second quarter of 2024 was $16.1 million (60% of revenues), an improvement compared to $12.7 million (57% of revenues) for the same period in 2023.

Total operating expenses for the second quarter of 2024 were $16.1 million, compared to $15.0 million for the same period in 2023. Operating expenses increased primarily due to higher headcount and employee-related costs, including costs related to SafePointe, which was acquired after the second quarter of 2023. Operating expenses were affected in the second quarter of both years by a reduction of contingent consideration requirements, approximately $1.0 million in 2023 from earnout reductions related to the Forensic Logic acquisition and approximately $0.6 million in 2024 from earnout reductions related to the SafePointe acquisition.

Net loss for the second quarter of 2024 totaled $0.8 million or $(0.06) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding), compared to net loss of $2.7 million or $(0.22) per basic and diluted share (based on 12.2 million basic and diluted weighted-average shares outstanding), for the same period in 2023.

Adjusted EBITDA for the second quarter of 2024 totaled $5.1 million, compared to $2.4 million in the same period last year.

At quarter end, the company had $9.8 million in cash and cash equivalents, $35.7 million in accounts receivable and contract assets, net, $49.4 million in deferred revenue, $7.0 million in debt related to borrowings to partially fund the SafePointe acquisition in the third quarter of 2023, and approximately $18.0 million available on our credit facility.

Financial Outlook

The company reaffirmed its full-year 2024 revenue guidance range of $104.0 million to $106.0 million, representing 13% year-over-year growth at the midpoint. The company also expects Adjusted EBITDA margins of 18% to 20% for the full year 2024.

“While acknowledging the ongoing civic debate regarding the non-renewal of the ShotSpotter contract in Chicago, we remain confident in our ability to achieve both revenue growth and enhanced profitability in 2025 and beyond,” added Clark.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures” below.

Conference Call

SoundThinking will hold a conference call today August 6, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13747815

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 20, 2024.

U.S. replay dial-in: 1-877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13747815

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes Adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Less:
Acquisition-related expenses	—	175	—	175
Restructuring expense	346	—	346	—
Loss on disposal of fixed assets	5	—	5	—
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Adjusted net loss	$(955)	$(3,521)	$(3,864)	$(5,317)
Adjusted net loss per share, basic and diluted	$(0.07)	$(0.28)	$(0.30)	$(0.43)
Weighted average shares used in computing net loss per share and adjusted net loss per share, basic and diluted	12,792,952	12,224,501	12,781,910	12,238,432

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Less:
Interest (income) expense, net	61	(52)	183	(106)
Income taxes	234	344	348	344
Depreciation, amortization and impairment	2,624	3,147	5,413	5,651
Restructuring expense	346	—	346	—
Loss on disposal of fixed assets	5	—	5	—
Stock-based compensation expense	3,146	2,479	6,073	4,699
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Acquisition-related expenses	—	175	—	175
Adjusted EBITDA	$5,110	$2,397	$8,153	$5,271

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2024, its ability to achieve revenue growth and enhanced profitability in 2025 and beyond, its long-term financial targets, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the likelihood that the City of Chicago will not be using ShotSpotter following November 2024; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI and data-driven solutions for law enforcement, civic leadership, and security professionals. We are trusted by more than 250 customers and approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the leading law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover and Greg Bradbury

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

Ankit Hira and Sean Daly

Solebury Strategic Communications

+1 (203) 546-0444

ahira@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$26,960	$22,075	$52,370	$42,695
Costs
Cost of revenues	10,781	9,413	21,052	18,656
Impairment of property and equipment	106	—	358	72
Total costs	10,887	9,413	21,410	18,728
Gross profit	16,073	12,662	30,960	23,967

Operating expenses
Sales and marketing	7,322	7,443	14,434	13,291
Research and development	3,468	3,057	7,028	5,710
General and administrative	5,880	5,513	12,710	10,129
Change in fair value of contingent consideration	(554)	(999)	(554)	(1,005)
Total operating expenses	16,116	15,014	33,618	28,125
Operating loss	(43)	(2,352)	(2,658)	(4,158)
Other income (expense), net
Interest income (expense), net	(61)	52	(183)	106
Other expense, net	(414)	(53)	(472)	(91)
Total other income (expense), net	(475)	(1)	(655)	15
Loss before income taxes	(518)	(2,353)	(3,313)	(4,143)
Provision for income taxes	234	344	348	344
Net loss	$(752)	$(2,697)	$(3,661)	$(4,487)
Net loss per share, basic and diluted	$(0.06)	$(0.22)	$(0.29)	$(0.37)
Weighted-average shares used in computing net loss per share, basic and diluted	12,792,952	12,224,501	12,781,910	12,238,432

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$9,790	$5,703
Accounts receivable and contract assets, net	35,705	30,700
Prepaid expenses and other current assets	3,541	3,902
Total current assets	49,036	40,305
Property and equipment, net	21,396	21,028
Operating lease right-of-use assets	2,297	2,315
Goodwill	34,213	34,213
Intangible assets, net	35,037	36,938
Other assets	3,902	3,909
Total assets	$145,881	$138,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,448	$3,031
Accrued expenses and other current liabilities	8,434	8,521
Line of credit	7,000	7,000
Deferred revenue, short-term	42,985	41,265
Total current liabilities	60,867	59,817
Deferred revenue, long-term	6,446	812
Deferred tax liability	1,333	1,226
Other liabilities	1,620	2,096
Total liabilities	70,266	63,951
Stockholders' equity
Common stock	64	64
Additional paid-in capital	174,662	170,139
Accumulated deficit	(98,779)	(95,118)
Accumulated other comprehensive loss	(332)	(328)
Total stockholders' equity	75,615	74,757
Total liabilities and stockholders' equity	$145,881	$138,708